Securities and Exchange Commission
Washington, D.C. 20549

Current Report on Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
26 November 2003

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

Delaware                                                                         13-3275609
(State or other jurisdiction of                                          (I.R.S. Employer
incorporation or organization)                                         Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

Item 9. Regulation FD Disclosure.

        The following information is furnished pursuant to Regulation FD, in connection with a press release to be issued on 26 November 2003 by Inter Parfums, S.A., a majority-owned subsidiary of Inter Parfums, Inc., the Registrant, and in contemplation of a meeting among Inter Parfums, S.A. and analysts in Paris on 27 November 2003.

The estimates set by Inter Parfums, S.A. at the beginning of 2003 will be surpassed, with net sales for 2003 now expected to grow by more than 25% at current exchange rates and by more than 30% at constant exchange rates.

This will primarily be the result of the continued growth in sales posted by the main perfume lines and initial sales of the Burberry Brit women's line.

Inter Parfums, S.A. expects record profitability in 2003, with the operating margin close to 15% and the net margin close to 10%.

Inter Parfums, S.A. is projecting sales of 140 million Euros in 2004, equivalent to growth of approximately 20% over 2003.

The focus in 2004 will be on the continued rollout of the Burberry Brit women's line in Asia, South America and the Middle East.

New lines under the S.T. Dupont, Paul Smith and Christian Lacroix names will support the growth in the sales of these brands.

Inter Parfums, S.A. plans to expand its brand portfolio in 2004 as the result of a healthy balance sheet that is expected to feature shareholders' equity of more than 65 million Euros and net cash of 30 million Euros as of December 31, 2003.

Several proposals to acquire or license brands in the areas of perfumes and personal care products are currently under review. However, as these are only preliminary proposals, no assurance can be given that any acquisition or license will be consummated.

        Statements in this report which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

        In accordance with General Instruction B.2. of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: 26 November 2003

Inter Parfums, Inc.

By: /s/ Russell Greenberg
      Russell Greenberg,
      Executive Vice President